Bodisen Biotech Provides Clarifying Information on Past Consulting
Relationship with New York Global Group

Shaanxi, China — January 5, 2007 -- Bodisen Biotech Inc. (the “Company”) today is providing clarifying information about its past relationship with New York Global Group and its affiliates.

As previously disclosed, on November 6, 2006, Bodisen Biotech Inc. received a letter from the American Stock Exchange (“Amex”) indicating that the Company is not in compliance with certain continued listing standards. The letter specifically conveyed the Amex’s view that the Company provided incomplete, misleading, and/or inaccurate disclosure regarding its relationship with a consultancy firm and its affiliates. The identity of that consultancy firm is New York Global Group.

Concurrent with this press release, the Company announced today that the Amex has determined that the Company has made reasonable demonstration of its ability to regain compliance with Amex’s continued listing standards by no later than the timely filing of its Annual Report on Form 10-K for the period ended December 31, 2006, or April 17, 2007. Among the steps specified in the Company’s Plan is to provide clarifying information about its prior payments to and agreements with New York Global Group.

With the assistance of its special counsel, Reed Smith LLP, the Company has undertaken a review of its past relationship with New York Global Group. The review is not yet complete. The Company will continue to review this matter and will provide updates and, if appropriate, corrective disclosure in the future.

Since November 2003 and prior to becoming a U.S. public company in February 2004, the Company had a relationship with Mr. Ben Wey and the companies with which he is affiliated, including New York Global Group. The Company terminated the relationship in September 2006.

Over the course of its nearly three year relationship with New York Global Group and Mr. Wey, the Company made payments to Tianjin NYGC Investment Consulting Co., Ltd. (“Tianjin”) -- a China-based subsidiary of New York Global Group -- and affiliated companies of approximately $6,100,000. The majority of these payments were attributable to commissions and fees in connection with successful financings in March 2005, December 2005 & March 2006, and February 2006, and were supported by various written agreements, which are described below. The successful financings were the following:

(A) Convertible Debentures. In March 2005, Tianjin assisted the Company in a sale of $3,000,000 in convertible debentures. As disclosed in its Form 10-KSB for the fiscal year ended December 31, 2005, the Company paid approximately $651,000 in expenses in connection with this financing. As a breakdown of those expenses, the Company made payments to Tianjin of (a) $390,000 as a 10% commission plus 3% in fees; (b) approximately $160,000 in professional fees; and (c) approximately $101,000 in other expenses.

(B) Note Offering/Private Placement. In December 2005, Tianjin assisted the Company in raising $5,000,000 through the issuance of a promissory note. Subsequently, in March 2006, the Company retired the note by raising $5,322,506 through the sale of 380,179 restricted shares of common stock in the United Kingdom. As disclosed in its Form 10-QSB for the fiscal quarter ended March 31, 2006, the Company paid $988,351 in expenses in connection with this financing. As a breakdown of those expenses, the Company made payments in 2006 to Tianjin of approximately $650,000 as a 13% commission based upon the initial $5,000,000 raised. The Company also paid accrued interest of approximately $125,000 due under the note. The Company further paid approximately $210,000 to Charles Stanley for its services in connection with offering the common stock. (The approximately $3,000 difference in previously disclosed expenses compared to foregoing payments breakdown is attributable in part to exchange rate adjustments, given the three currencies involved: US dollars, British pounds sterling, and Chinese Renminbi.)

(C) AIM Offering. In February 2006, Tianjin assisted the Company in an offering of 1,643,836 shares of common stock in the United Kingdom that raised approximately 12,000,000 British pounds sterling, which at the time equated approximately $21,360,000. This offering was placed in the United Kingdom through the AIM market of the London Stock Exchange by Charles Stanley & Company Ltd. As disclosed in its Form 10-QSB for the fiscal quarter ended March 31, 2006, the Company paid $5,144,356 in expenses in connection with this financing. As a breakdown of those expenses, the Company made payments to Tianjin consisting of (a) approximately $2,777,000 as a 13% commission based on the proceeds raised; (b) a $300,000 advisor fee; and (c) a $300,000 risk fee. Charles Stanley deducted 988,100 British pounds sterling, or approximately $1,792,000, in commissions, fees, and expenses that it and various advisors (other than New York Global Group and its affiliates) incurred in connection with the offering. (The approximately $25,000 difference in previously disclosed expenses compared to the foregoing payments breakdown is attributable in part to exchange rate adjustments, given the three currencies involved: US dollars, British pounds sterling, and Chinese Renminbi.)

The amounts attributable to financings, as reflected in the preceding paragraphs (A), (B), and (C), paid to Tianjin and affiliates total approximately $5,100,000. The remaining approximately $1,000,000 in payments include the $400,000 shell company payment fee specified in the Over-the-Counter Bulletin Board Trading and Exchange Listing Agreement described below and various accrued fees and expenses as required by the agreements described in paragraphs (1), (2), and (3) below.

The Company made the payments that are described in the preceding paragraphs in connection with the following four core agreements with Tianjin:

(1) Financial Advisor Agreement. Under this agreement dated November 8, 2003, Tianjin agreed to provide ongoing financial advisory services to the Company including with respect to raising capital and becoming a public company in the United States. The agreement required payments to Tianjin of (a) $125,000 upon entering into the agreement; (b) $125,000 upon becoming a U.S. public company; (c) annual payments of $54,000 for advisory services; and (d) for expenses accrued.

(2) Over-the-Counter Bulletin Board Trading and Exchange Listing Agreement. Under this agreement dated November 26, 2003, Tianjin agreed to assist the Company in obtaining at least 80% of a suitable US public shell company and undertake future capital raisings for the Company. The agreement required payments to Tianjin of (a) $400,000 to acquire the shell company and $150,000 in associated legal and accounting fees; (b) annually $80,000 in legal fees, $70,000 in accounting fees, and expenses; and (c) a 10% commission for any future capital raising attributable to Tianjin’s assistance.

(3) Financing Commission and Fees Payment Agreement. This agreement dated December 26, 2004 and amended March 11, 2005 represented a summary of financing commissions and accrued fees and expenses due to Tianjin. Specifically, the agreement required payments to Tianjin of (a) $390,000 as 10% commission plus 3% in fees for the March 2005 convertible debenture financing; (b) approximately $160,000 in accrued legal, accounting, public relations, and financial consulting fees; and (c) approximately $100,000 in other accrued company expenses.

(4) Entrusting Agreement. This agreement dated March 28, 2005 outlined potential expenses associated with future capital raising transactions with which Tianjin would assist the Company, including a contemplated offering on the AIM market in the United Kingdom (which as earlier described occurred on February 6, 2006). The agreement specified charges the Company should expect to accrue as a result of an AIM listing such as the following: (a) 13% commission to New York Global Securities, Inc. an affiliate of Tianjin and New York Global Group; (b) 3.5% commission to Charles Stanley; (c) $300,000 advisor fee to Tianjin; (d) $300,000 risk fee to Tianjin; and (e) various accounting, legal, advisory, and investor relations fees plus road show and other expenses.

As previously disclosed, in September 2006, the Company terminated its relationship with New York Global Group and thereby also with Ben Wey and Tianjin.

As emphasized at the beginning of this press release, the Company will update information as it continues its review.

About Bodisen Biotech, Inc.

Bodisen Biotech Inc. is a leading manufacturer of liquid and organic compound fertilizers, pesticides, insecticides and agricultural raw materials certified by the Petroleum Chemical Industry Administrative office of China (Chemical Petroleum Production Administrative Bureau), Shaanxi provincial government and Chinese government. Ranked the 16th fastest growing company in China by Forbes China in January 2006, the Company is headquartered in Shaanxi province and is a Delaware corporation. The Company's environmentally friendly ”green” products have been proven to improve soil and plant quality, and increase crop yields.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the ‘safe harbor’ provisions of the Private Securities Litigation Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties include, among others, the fact that this statement reflects preliminary findings, that Bodisen’s independent review and the Amex inquiry are ongoing, and that further review may require adjustments to these statements.

Investor Relations:
info@bodisen.com